Exhibit 99.1

IDEAYA Biosciences Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

South San Francisco, CA, May 28, 2019 – IDEAYA Biosciences, Inc. (Nasdaq:IDYA) today announced the closing of its initial public offering of 5,750,000 shares of common stock at a public offering price of $10.00 per share. The gross proceeds from the offering were $57.5 million before deducting underwriting discounts, commissions and estimated offering expenses. This includes the exercise in full by the underwriters of their option to purchase up to 750,000 additional shares of common stock from the company at the public offering price, less underwriting discounts and commissions. All of the shares of common stock were offered by IDEAYA Biosciences. The shares commenced trading on the Nasdaq Global Select Market on May 23, 2019, under the ticker symbol “IDYA”.

J.P. Morgan, Citigroup and Jefferies acted as joint book-running managers for the offering.

A registration statement relating to the shares being sold in this offering was declared effective by the Securities and Exchange Commission on May 22, 2019. The offering is being made only by means of a prospectus, copies of which may be obtained from: J.P. Morgan, by mail at J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 866-803-9204, or by email at prospectuseq_fi@jpmorganchase.com; Citigroup, by mail at Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-800-831-9146; or Jefferies, by mail at Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-547-6340 or 877-821-7388, or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About IDEAYA Biosciences

IDEAYA is an oncology-focused precision medicine company committed to the discovery and development of targeted therapeutics for patient populations selected using molecular diagnostics. IDEAYA’s approach integrates capabilities in identifying and validating translational biomarkers with small molecule drug discovery to select patient populations most likely to benefit from the targeted therapies IDEAYA is developing. IDEAYA is applying these capabilities across multiple classes of precision medicine, including direct targeting of oncogenic pathways and synthetic lethality – which represents an emerging class of precision medicine targets.

Investor and Media Contact

IDEAYA Biosciences

Paul Stone

SVP, General Counsel and Head of Operations

pstone@ideayabio.com